Exhibit 99

November 1, 2013

Dear Shareholder:

Enclosed (unless you have direct deposit) is your $.04 per share dividend for November 1, 2013.

Based upon our preliminary determination, the earnings available to common shareholders for the three quarters of 2013 were $4,267,000 or $.55 per share. This compares to $2,710,000 or $.35 per share available to common shareholders for the first three quarters of 2012. The 2013 results represent a 57% increase over 2012 for the same period. While net income is up nicely, the improvement in earnings continues to be the result of decreases in our provisions for loan losses, which decreased by $4,465,000 from last year for the period.

Looking at the components of earnings, our net interest income for three quarters of 2013 was $29,684,000. This compares to $30,619,000 for the same period of 2012. This decrease is the direct result of the current interest rate environment, which is affecting most of the banking industry. While we have taken steps to attract non-interest bearing and low interest accounts (which have been successful) and have reduced our interest costs significantly, interest rates on our loans have also decreased. We are pleased that our interest margin remains above our peers, but until we see upward movement in rates, especially prime, margins for the industry will be under pressure. As I have stated previously, we will not lower lending standards so that we can increase loan volume to offset the interest pressure. Rates will eventually change. We would rather report lower margins today than problem loans tomorrow.

Our non-interest income is up $663,000 or approximately 8% from 2012. We have focused on a number of initiatives to generate service charge and fee income. The revenue generated by our Wealth Management department was approximately 23% higher as a result of increased business.

Our non-interest expenses were up $2,425,000 or approximately 8% from 2012. Approximately one-half of this increase is in salary and benefits. We have reported regularly on our investments in additional, front-line staff, and they are doing a nice job of bringing in new loan and deposit business to support us while rates are low. The escalating cost of health care is, of course, an item that requires continually monitoring and adjustments.

We are pleased to tell you that, after spending significant time examining the options available for the replacement of the preferred stock that was originally sold to the U.S. Treasury, we have recently filed with the U. S. Securities and Exchange Commission the documents for a offering of convertible preferred stock. Subject to the completion of this offering, we plan to use the proceeds to buy back the outstanding preferred stock. I am enclosing a copy of the press release that we have issued concerning our plans.

We will provide additional information concerning the offering in the near future. As a shareholder you will be receiving a package from Keefe, Bruyette, and Woods which will contain the pertinent information. Please review it carefully for the details.

If you have any questions, a call is always welcomed.

Very truly yours,
James O. Miller
President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.

*	Federal Reserve’s December 31, 2012 Bank Holding Company Performance Report